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                                   EXHIBIT 3.1

                              DECLARATION OF TRUST

                   (REAL ESTATE INVESTMENT TRUST OF MARYLAND)

     DECLARATION OF TRUST made as of this 10th day of October, 1995, by the Trustees of REAL ESTATE INVESTMENT TRUST OF MARYLAND, creating a trust primarily to invest and reinvest in real estate, interests in real estate, leasehold interests, mortgages, and interests in mortgages secured by real estate all funds contributed to or invested in the Trust by those who have acquired and who will acquire beneficial interests herein as hereinafter provided (hereinafter called Shareholders).

     WHEREAS the Trustees hereunder have acknowledged the receipt of $10.00 and agreed to hold and manage the same and any property added thereto;

     WHEREAS the Trustees are creating this Trust for the purpose of facilitating the eventual merger of the Trust with another real estate investment trust; and

     WHEREAS the Trustees for the purpose of defining the respective interests of the Shareholders in the Trust, have agreed to issue to each Shareholder negotiable certificates of beneficial interest or shares (hereinafter called Shares) in the respective amounts and with the designations and form as hereinafter provided:

     NOW, THEREFORE, THE TRUSTEES HEREBY DECLARE that they assume the duties of Trustees hereunder and will hold all assets of the Trust, including those received as above recited and those to be received as hereinafter provided, and all rents, income, profits, and gains therefrom, from whatever source derived, in trust for the Shareholders in accordance with the terms and conditions hereinafter in this instrument provided and all amendments thereto (called the Declaration) to wit:

                                    ARTICLE 1

                                    THE TRUST

     SECTION 1. NAME. The Trust may be designated as "Real Estate Investment Trust of Maryland", in which name the Trustees may conduct business, sue and be sued and otherwise do all things and take all action deemed by them appropriate to carry out the business and preserve the assets of the Trust except as is provided in Article 4, Section 6, with respect to the holding of title to property owned by the Trust.

     SECTION 2. LOCATION. The principal office Of the Trust shall be in Los Angeles County, California or in such other county within the State of California as the Trustees shall from time to time determine. The Trust may have such other offices or places of business as the Trustees may from time to time determine.

     SECTION 3. NATURE OF TRUST. The Trust shall be of the type commonly termed a business trust and shall not be a general partnership, limited partnership, partnership association, or corporation. The Shareholders are CESTUIS QUE TRUSTENT hereunder. Neither the Trustees nor the Shareholders nor any of them shall ever be deemed or treated in any way whatsoever to be liable or responsible hereunder as partners. This Trust is intended to have the status of a "real estate investment trust" as that term is defined in Part II, Subchapter M of Chapter 1 of the Internal Revenue Code of 1986, as now enacted and as it may be hereafter amended, and the Declaration and all actions of the Trustees shall be construed in accordance with such intent.

     SECTION 4. PURPOSES. The Trust will be primarily engaged in acquiring fee interests in good quality income producing commercial, residential, and industrial properties. Properties will be purchased primarily if the net


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income is expected to be favorable to the Trust, with consideration given to the prospects for appreciation in value. The Trust may acquire its investments for cash, for shares of the Trust, partly for cash and subject to secured obligations, or in any other manner considered suitable by the Trustees. There will be no minimum cash investment for any single property, although it will be the Trust's policy to acquire substantial properties. If the Trustees are of the opinion that investment in real estate assets at any particular time is not prudent because of market or economic-conditions, the Trust's assets may be maintained in cash, bank or savings and loan association accounts, certificates of deposit, government securities, or any thereof.

     SECTION 5. PARTICULAR POLICIES. The Trust will take such actions as may be required for the Trust to qualify (so long as such qualification, in the opinion of the Trustees, is advantageous to its Shareholders) as a "real estate investment trust".

     SECTION 6. PROHIBITED ACTIVITIES. The Trust shall not engage in any of the following investment practices or activities:

     (1)  Invest in commodities or commodity future contracts.

     (2) Invest more than 10% of its total assets in unimproved real property or indebtedness secured by a deed of trust or mortgage loans on unimproved real property.

     (3) Invest in indebtedness (herein called "junior debt") secured by a mortgage on real property which is subordinate to the lien of other indebtedness (herein called "senior debt"), except where the amount of such junior debt, plus the outstanding amount of the senior debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments of the Trust (as shown on the books of the Trust in accordance with generally accepted accounting principles after all reasonable reserves but before provisions for depreciation) does not then exceed 25% of Trust tangible assets. The value of all investments in junior debt of the Trust which do not meet the aforementioned requirements is limited to 10% of the Trust's tangible assets (which is included within the 25% limitations).

     (4)  Invest in contracts for the sale of real estate.

     (5) Engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in an asset coverage of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. 'Asset coverage,' for the purpose of this Section, means the ratio which the value of the total assets of the Trust, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of the Trust.

     (6)  Engage in trading, as compared with investment activities.

     (7) Acquire securities in any company holding investments or engaging in activities prohibited by this Section.

     (8) Engage in underwriting or the agency distribution of securities issued by others.

     Moreover, unless at least 80% of the Trust's tangible assets are comprised of first mortgage loans, the Trust may not incur any indebtedness which would result in an aggregate amount of indebtedness in excess of 300% of the "adjusted net worth" of the Trust, as defined in Section 260.140.91 of the California Administrative Code.

     SECTION 7. EXPENSE LIMITATIONS. The annual expenses of the Trust shall not exceed the amount determined under the following subsection (a) or the amount determined under subsection (b), whichever is the greater (but in no event shall the amount exceed the amount determined under subsection (b)):


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     (a)  IF DETERMINED UDDER THIS SUBSECTION (a):  The annual expenses of the
Trust -- other than selling expenses for the sale of its Shares, depreciation, insurance, interest, taxes, maintenance of assets, compensation to independent contractors, reasonable broker's commissions and reasonable appraisal fees shall not exceed a percentage of net assets, determined semiannually or more frequently, at 2% of net assets not more than $10,000,000.00, 1% of net assets of more than $10,000,000.00 and less than $20,000,000.00, and 1/2 of 1% of net assets of more than $20,000,000.00. The percentage of net assets shall, for the purposes of this Section, be calculated upon: (1) fair market value less non-accelerated depreciation with respect to all assets initially acquired by the Trust from Anacapa Corporation; and (2) cost less non-accelerated depreciation with respect to all assets of the Trust other than those acquired from Anacapa Corporation.

     (b) IF DETERMINED UNDER THIS SUBSECTION (b): The annual expenses of the Trust shall not exceed the amount determined in accordance with the rules and regulations promulgated by the State Department of Assessments and Taxation of the State of Maryland and the Commissioner of Corporations of the State of California which are applicable to real estate investment trusts and are in effect at the time such determination is made.

If no applicable rules or regulations promulgated by the Commissioner of Corporations providing for the calculation of an expense limitation are in effect, the amount of the Trust's expense limitation shall be determined solely under subsection (a).

     The investment advisor shall reimburse the Trust within sixty (60) days after the end of each fiscal year for the amount by which operating expenses of the Trust for such period exceeded the limit permitted.

     SECTION 8. DEFINITIONS. The terms "value," "real estate assets," and "interest in real property" as used in this Declaration of Trust shall have the same meaning as the definitions of these words contained in Part II of Subchapter M of Chapter 1 of the Internal Revenue Code of 1986, as now enacted, and as hereafter amended.

     The terms "mortgage" or "mortgages" as used herein shall mean and include all forms of liens on real estate and all transfers of real estate for security purposes, including deeds of trust and all other forms of security transfers.

                                    ARTICLE 2

                                     SHARES

     SECTION 1. SHARES: CERTIFICATES OF BENEFICIAL INTEREST. The units into which the beneficial interests in the Trust will be divided shall be designated as Shares. The certificates evidencing ownership of shares in the Trust will be designated as Certificates of Beneficial Interest or Shares and shall be in such form as the Trustees may from time to time prescribe. The registered holders thereof shall be designated as Shareholders. The number of Shares authorized hereunder shall be 12,000,000. All Shares shall be without par value, shall be of the same class, shall have equal voting, distribution, liquidation, and other rights, and shall be fully paid and nonassessable. No fractional Shares shall be issued.

     The Shareholders shall have no legal title or interest in the property of the Trust and no right to a partition thereof or to an accounting during the continuance of the Trust but only the rights expressly provided in the Declaration.

     SECTION 2. SALE OF SHARES. The Trustees may from time to time issue, sell, by private or public offering, or exchange shares in the Trust in such number or for such sums of money, real estate assets, or other considerations, and on such terms as they deem proper. The Shareholders shall have no pre-emptive rights of any kind whatsoever (pre-emptive rights being hereby defined as including, but not limited to, the right to purchase or


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subscribe for or otherwise acquire any shares of the Trust of any class, whether now or hereafter authorized, or any securities or obligations convertible into or exchangeable for, or any right, warrant, or option to purchase such shares, whether or not such shares are issued or disposed of for cash, property, or other consideration of any kind). The Trustees shall cause to be issued certificates of beneficial interest to evidence the ownership of Shares. Shares when issued for consideration in accordance with the provisions of this Section
2 shall be fully paid and nonassessable.

     SECTION 3. OFFERING OF SHARES. The Trustees are authorized to cause to be made from time to time offerings of the Shares of the Trust to the public at public offering prices deemed appropriate. For this purpose, the Trustees are authorized to enter into a contract with an underwriter upon such terms and with such commissions for its services as may be agreed upon by the parties.

     SECTION 4. SHARES PURCHASED BY TRUST. The Trust may repurchase or otherwise acquire its own shares on such terms and conditions as the Trustees deem appropriate, and for this purpose the Trust may create and maintain such reserves as are deemed necessary and proper.

     Shares issued hereunder and purchased or otherwise acquired for the account of the Trust shall not, so long as they belong to the Trust, either receive distributions or be voted at any meeting of the Shareholders. Such Shares may, in the discretion of the Trustees, be cancelled and the number of Shares authorized be thereby reduced or such Shares may, in the discretion of the Trustees, be held in the treasury and be disposed of by the Trustees at such time or times, to such party or parties, and for such consideration, as the Trustees may deem appropriate.

     SECTION 5. TRANSFERABILITY OF SHARES. Shares in the Trust shall be transferable in accordance with the procedure prescribed from time to time in the Trustees' Regulations. The persons in whose names the Shares are registered on the books of the Trust shall be deemed the absolute owners thereof and, until a transfer is effected on the books of the Trust, the Trustees shall not be affected by any notice, actual or constructive, of any transfer.

     SECTION 6. EFFECT OF TRANSFER OF SHARES OR DEATH, INSOLVENCY, OR INCAPACITY OF SHAREHOLDERS. Neither the transfer of Shares nor the death, insolvency or incapacity of any Shareholder shall operate to dissolve or terminate the Trust, nor shall it entitle any transferee, legal representative or other person to a partition of the property of the Trust or to an accounting.

     SECTION 7. PROHIBITED PROVISIONS. The Trust shall not do any of the following:

     (1) Sell or issue shares which are assessable or which are of more than one class, or which guarantee any return, or which are redeemable.

     (2) Sell or issue warrants, options or rights, except prorata to all Shareholders; provided, however, that the Trust may grant options to purchase Shares to employees and non-employee Trustees if granted pursuant to a written plan duly authorized and approved by the Trustees and Shareholders of the Trust.

     SECTION 8.  INTENTIONALLY OMITTED

     SECTION 9.  INTENTIONALLY OMITTED

     SECTION 10. REPURCHASE OF SHARES. The Trustees, by notice to the Shareholder thereof, may repurchase any or all Shares which have been transferred pursuant to a transfer which, in the opinion of the Trustees, would jeopardize the status of the Trust as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Without limiting the generality of the foregoing, if the Trustees shall be, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% of the Shares has or may become


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concentrated in the hands of one owner, the Trustees shall have the power, to be exercised in their sole discretion, (a) by lot or other means deemed equitable by them to call for the purchase from any Shareholder of a number of Shares sufficient, in the opinion of the Trustees, to maintain or bring the direct or indirect ownership of Shares of such beneficial owner to no more than 9.9% of the outstanding Shares, and (b) to refuse to transfer or issue Shares to any person whose acquisition of such Shares would, in the opinion of the Trustees, result in the direct or indirect ownership of more than 9.9% of the outstanding Shares. The purchase price for any Shares called for repurchase hereunder shall be equal to the lesser of:

          (i) the book value per Share as reflected in the most recent balance sheet of the Trust that is publicly available prior to the date fixed for purchase; or

          (ii) the fair market value of the Shares reflected in (a) the closing sale price as reported by a national securities exchange for such Shares or (b) the average of the closing sales prices for such Shares if then listed on more than one national securities exchange.

     Payment of the purchase price shall be made by the Trust at such time and in such manner as may be determined by the Trustees, and shall be, at the sole discretion of the Trustees, in cash or in the form of a promissory note of the Trust made payable not later than four years after the date fixed for purchase, which note shall bear simple interest at a fixed rate determined as of the beginning of each calendar quarter equal to the prime rate published in The Wall Street Journal as a guide to the base rate on corporate loans at large U.S. money center commercial banks on the last business day prior to the beginning of such calendar quarter or, in the event that no such rate is published, the rate determined by the Trustees in good faith as being the base rate on corporate loans at large U.S. money center commercial banks on the day of the last scheduled meeting of the Trustees prior to the beginning of a calendar quarter. The Trust, at its sole option, may prepay all or part of the promissory note without penalty at any time, provided it shall concurrently pay all interest accrued to date of payment. From and after the date fixed for purchase by the Trustees, the holder of any Shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares, except for the right to payment of the purchase price fixed as aforesaid.

     Notwithstanding any other provision in this Declaration of Trust, this
Section 9 may not be amended, altered, repealed or rescinded without the affirmative vote of two-thirds of the outstanding Shares.

                                    ARTICLE 3

                                  SHAREHOLDERS

     SECTION 1.  MEETINGS OF SHAREHOLDERS:

     (1) ANNUAL MEETINGS. There shall be annual meetings of the Shareholders to be called upon not less than 15 nor more than 45 days prior written notice, and at such times and such convenient places as the Trustees' Regulations shall prescribe, for the election of all Trustees, the transaction of such other business as Shareholders may be entitled to vote upon as hereinafter provided in this Article 3, or as the Trustees may determine, and at which the Trustees shall make a report of the business and operations of the Trust. The holders of a majority of Shares in the Trust, present in person or by proxy, shall constitute a quorum at any meeting.

     (2) SPECIAL MEETINGS. Special meetings of the Shareholders may be called at any time upon not less than 15 nor more than 45 days prior written notice, at such places as the Trustees' Regulations shall prescribe for annual meetings, by the Chairman of the Trustees or by a majority of the Trustees and shall be called by any Trustee upon written request of Shareholders holding in the aggregate not less than 10% of the issued and outstanding Shares


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entitled to vote at such meeting.  The call shall state the nature of the business to be transacted and no other business shall be considered.

     SECTION 2. VOTING RIGHTS OF SHAREHOLDERS. The Shareholders shall be entitled to vote only upon the following matters:

     (1) ELECTION OF TRUSTEES. Trustees shall be elected annually by vote of Shareholders. Each Shareholder shall be entitled to one vote in person or by proxy for each Share registered in his name. The candidates receiving the highest respective numbers of votes up to the number of trusteeships to be filled in the election shall be elected. Every Shareholder entitled to vote at any election for trustees shall have the right of cumulative voting.

     (2) REMOVAL OF TRUSTEES. A Trustee may be removed from office without cause by the vote or written consent of the holders of a majority of the issued and outstanding Shares of the Trust.

     (3)  TERMINATION OF TRUST.  The Trust may be terminated as provided in
Article 5, Section 1 hereof.

     (4) AMENDMENT OF DECLARATION OF TRUST. No change in or amendment of the Declaration shall be made without the vote or written consent of the holders of a majority of the issued and outstanding Shares.

     (5) CREATION OF CORPORATION TO ACQUIRE ASSETS OF TRUST. Any action on the part of the Trustees creating a corporation to acquire the assets of the Trust shall be subject to the approval of the holders of a majority of the issued and outstanding Shares.

     (6) GENERAL. Anything in Section 8(21) of Article 4 or in Articles 5 and 6 of the Declaration to the contrary notwithstanding, any action taken by the Trustees to merge or consolidate or otherwise amalgamate the Trust with any other trust or corporation, to terminate the Trust, to reorganize the Trust as a corporation, or to amend the Declaration shall not become effective until such action is first approved by the vote or written consent of the holders of a majority of the issued and outstanding Shares.


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     (7)  CERTAIN BUSINESS COMBINATIONS.

          (a) Notwithstanding anything to the contrary contained in this Declaration of Trust, the affirmative vote or written consent of the holders of not less than two-thirds of the issued and outstanding Shares of the Trust shall be required to authorize any "Business Combination" (as hereinafter defined) of the Trust with any "Related Person" (as hereinafter defined); provided, however, that such two-thirds voting requirement shall not be applicable if:

               (i) The Business Combination was approved by the Trustees either (A) prior to the time such Related Person became a Related Person, or (B) after such time, if the Business Combination is approved prior to its consummation by a majority of the Trustees who are not the subject Related Person or "Affiliates" or "Associates" (as hereinafter defined) of such Related Person; or

               (ii) The Business Combination is solely between the Trust and another entity, 50% or more of the voting stock or power of which is owned by the Trust and not more than 10% of which is owned by a Related Person; provided that each Shareholder of the Trust receives the same type of consideration (if any) in such transaction in proportion to his stockholdings.

          (b)  For the purposes of this subsection (7):

               (i) The term "Business Combination" shall mean (A) any merger or consolidation of the Trust with or into a Related Person, (B) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Trust to a Related Person, (C) any merger or consolidation of a Related Person with or into the Trust, (D) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Trust, (E) the issuance of any securities (other than by way of pro rata distribution to all Shareholders) of the Trust to a Related Person, (F) the acquisition by the Trust of any securities of a Related Person, (G) any reclassification of Shares of the Trust, or any recapitalization involving Shares of the Trust, consummated within five years after a Related Person becomes a Related Person, and (H) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

               (ii) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with their "Affiliates" and "Associates" (defined below), "beneficially" owns (as this term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 or similar provision of any successor Rules thereto), in the aggregate more than ten percent (10%) of the issued and outstanding Shares of the Trust, and any "Affiliate" or "Associate" (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 or similar provision of any successor Rules thereto) of any such individual, corporation, partnership or other person or entity; provided, however, the term "Related Person" shall not include any person or entity otherwise qualifying as a "Related Person" if the acquisition by such person or entity of the beneficial ownership of more than ten percent (10%) of the issued and outstanding Shares of the Trust occurred pursuant to the laws of testate or intestate succession.

               (iii) The term "substantial part" shall mean more than 20% of the total assets of the person, corporation or other entity in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

               (iv) Without limitation, any Shares of the Trust which any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person.


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          (c)  The provisions set forth in this subsection (7) of Section 2 of
Article 3 of this Declaration of Trust may not be repealed or amended in any respect, unless such action is approved by the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding Shares of the Trust; provided, however, that if at the time any such proposed amendment or repeal is submitted to vote of the Shareholders of the Trust entitled to vote, no Related Person exists, or if such proposed amendment or repeal is approved in advance by a majority of the Trustees who are not Related Persons or Affiliates or Associates of a Related Person, this subsection (7) may be so amended or repealed by the favorable vote or written consent of not less than the holders of a majority of the outstanding Shares.

     SECTION 3. DISTRIBUTIONS. It is the declared policy of the Trust that the Trustees shall (and may more frequently) declare and pay, within 30 days after the end of each three calendar-month period in each calendar year after the calendar year in which the Trust is created, to the Shareholders as near to all of the net income of the Trust as shall be available therefor unless the Trustees deem it imprudent to make such distributions, but in any event the Trustees shall, from time to time, declare and pay to the Shareholders such distributions as may be necessary to continue to qualify the Trust as such "real estate investment trust", (so long as such qualification, in the opinion of the Trustees, is in the best interest of the Shareholders) as well as such additional distributions as the Trustees may in their discretion declare. Each distribution when made shall be accompanied by a written statement indicating, to the fullest extent practicable, the source of the funds so distributed whether income or capital or, if the distribution has both sources, the amount of each. In case there may be some doubt as to this matter, the communication may so state, in which event the necessary statement shall be forwarded to Shareholders not later than 60 days after the close of the fiscal year in which the distribution was made.

     SECTION 4. REPORTS TO SHAREHOLDERS. The Trust shall transmit to the Shareholders annually within 120 days following the close of its fiscal year and at least 15 days prior to the annual meeting of the Shareholders a report which shall contain:

     (1) A statement by the Trustees as to the course of the operations of the Trust during the fiscal year covered by such report, including a schedule of the funds distributed to the Shareholders during such fiscal year and the respective sources thereof;

     (2) Financial statements consisting of a balance sheet, a profit and loss statement, and an analysis of surplus, all prepared in accordance with generally accepted accounting principles; and

     (3) An opinion of an independent certified accountant or independent public accountant on the financial statements based on an examination of the books and records of the Trust not materially limited in scope, and made in accordance with generally accepted auditing procedures.

     SECTION 5. BOOKS AND RECORDS. The share register or duplicate share register, the books of account and minutes of proceedings of the Shareholders and Trustees and any committees of the Trustees shall be open to inspection upon the written demand of a Shareholder at any reasonable time for a good faith purpose reasonably related to the interests of such Shareholder as a Shareholder and shall be exhibited at any time when required by the demand at any Shareholders' meeting of 10% of the Shares represented at the meeting.

     Such inspection by a Shareholder may be made in person or by agent or attorney and the right of inspection includes the right to make extracts.

     Demand of inspection other than at a Shareholders' meeting shall be made in writing upon the Chairman of the Trustees, or the Secretary, or the Executive Agent of the Trust. The written demand shall state the purpose for which inspection is desired.


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     The State Department of Assessments and Taxation of the State of Maryland
may inspect any of the records of the Trust at any time.

     SECTION 6. NONLIABILITY OF SHAREHOLDERS. The Shareholders shall not be liable to assessment and the Trustees shall have no power to bind the Shareholders personally. Upon any debt, claim, demand, judgment, decree, or obligation of any nature whatsoever against or incurred by the Trust or by the Trustees or by a representative or agent of the Trust, in their respective capacities, whether founded upon contract, tort, or otherwise, resort shall be had solely to the property of the Trust and the Shareholders shall not be personally liable therefor. Any Shareholder held so personally liable shall be entitled to exoneration from the Trust's assets.

     SECTION 7. NOTICE OF NONLIABILITY. In each written order, contract, bond, note, mortgage instrument or obligation given or executed by the Trustees or with their authority, the Trustees shall cause to be inserted a provision that the Shareholders shall not be personally liable and that the other party shall look solely to the property of the Trust for the payment of any claim thereunder, and reference shall be made to the Declaration.

     SECTION 8. INSURANCE. The Trust will use its best efforts to obtain or cause to be obtained all customary types of insurance against liabilities or hazards.


                                    ARTICLE 4

                                  THE TRUSTEES

     SECTION 1. NUMBER, TERM OF OFFICE, QUALIFICATION, AND COMPENSATION OF TRUSTEES. There shall be not less than three nor more than seven, as fixed in the Trustee's Regulations, Trustees, all of whom shall be citizens of the United States of America who are not under 21 nor over 70 years of age. The term of office of each Trustee shall be from the date of his election or appointment until the next annual meeting of Shareholders and shall continue until the election and qualification of his successor by the Shareholders. The Trustees shall be individuals of full age, and no person shall qualify as a Trustee until he shall have either signed the Declaration or agreed in writing to be bound in all respects by the Declaration. The Trustees shall be entitled to receive compensation for their services as Trustees, in amounts, and in the manner fixed by them. There shall be no requirement that each Trustee receive compensation in the same amount.

     SECTION 2. RESIGNATION. A trustee may resign at any time by giving notice in writing to the Trustees at the principal office of the Trust. Such resignation shall take effect on the date it is received or any later time specified therein. Unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

     SECTION 3. VACANCIES. The resignation, incompetency, or death of any or all of the Trustees shall not terminate the Trust or affect its continuity. During a vacancy, the remaining Trustee or Trustees may exercise the powers of the Trustees hereunder. Vacancies among the Trustees may be filled by a written designation signed by a majority of the remaining Trustees and lodged among the records of the Trust. The determination of a vacancy among the Trustees by reason of resignation, incompetency, or death, or for any other reason, when made by a majority of the remaining Trustees and stated in the instrument filling such vacancy, shall be final and conclusive for all purposes. If at any time, by reason of resignations, incompetencies, or deaths, there shall be no remaining Trustees, a meeting of the Shareholders shall be forthwith called for the election of successor Trustees. Any Shareholder or Shareholders owning of record an aggregate of 10% of the issued and outstanding Shares of the Trust shall be entitled to call such meeting and to nominate candidates for election as successor Trustees at any such election.


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     SECTION 4.  SUCCESSOR TRUSTEES.  Title to the property of the Trust shall vest in successor Trustees, upon written acceptance of their election or appointment and without any further act. They shall thereupon have the same powers, duties and exemptions as though originally named as Trustees in this Declaration. Such written acceptance shall be filed with the records of the Trust, and a certificate signed by a majority of the Trustees as to who are or were Trustees at any time shall be conclusive and binding for all purposes.

     SECTION 5. ACTIONS BY TRUSTEES. The Trustees may act with or without a meeting. Any action of a majority of Trustees in office shall be conclusive and binding as an action of the Trustees. All agreements, deeds, and other instruments executed by a majority of the Trustees or executed by one Trustee pursuant to authorization of a majority of the Trustees given either at a meeting or in writing shall be effective and binding as if executed by all the Trustees.

     SECTION 6. TITLE AND AUTHORITY OF TRUSTEES. The Trustees, as joint tenants, shall hold the legal title to all property belonging to the Trust in the name of the Trust, or in the name of one or more of the Trustees, as Trustees for the Trust, or in the name of one or more nominees for the Trust provided that each such nominee shall execute an instrument in recordable form recognizing the interest of the Trust in the property so held. The Trustees shall have absolute and exclusive control, management and disposition thereof, and absolute and exclusive control over the management and conduct of the business affairs of the Trust, free from any power or control on the part of the Shareholders, in the same manner as if they were the absolute owners thereof, subject only to the express limitations in the Declaration.

     SECTION 7. THE ADVISOR AND INDEPENDENT CONTRACTOR. In their exercise of the absolute control and management of all the assets of the Trust, the Trustees may contract for the services of an advisory firm or corporation (hereafter referred to as the Advisor) to advise them in respect to investing and reinvesting the funds of the Trust in real property assets, interests in real property, mortgages secured by real property, leasehold interests in real property, interests in mortgages, or other assets. Such contract may provide that the Advisor shall act as agent of the Trust in the purchase and sale of real estate, leaseholds, or real estate mortgages, or any interest therein, and, under applicable law relating to real estate investment trusts (including, without limitation, federal and state tax law) also as agent of the Trust in the management of real estate leaseholds or real estate mortgages, or any interests therein. Such contract may also provide that the Advisor shall receive, to the extent permitted under applicable law relating to real estate investment trusts (including, without limitation, federal and state tax law), commissions or other compensation for such services at rates not in excess of those customarily paid for the area in which the real estate is located, or the Trustees may employ a different firm or corporation to perform these functions for all or some of the Trust's properties and to receive such commissions and compensations. Such contracts shall provide that they shall not be assignable without the written consent of the Trust.

     Each contract for the services of an advisor entered into by the Trustees shall have a term of no more than one year. Each advisory contract shall be terminable by a majority of the Trustees who are not affiliated with officers, directors or employees of the Advisor or any affiliated business entity of the Advisor. Each advisory contract shall be terminable by the Advisor.
Termination may be without cause. At least 60 days written notice shall be given by the party wishing to terminate the contract. Any such contract shall provide that, in the event of the termination of such contract, the Advisor will cooperate with the Trust and take all reasonable steps requested to assist the Trustees in making an orderly transition of the advisory function.

     SECTION 8. POWERS OF TRUSTEES. The Trustees shall have all the powers necessary, convenient, or appropriate to effectuate the purposes of the Trust and may take any action which they deem necessary or desirable and proper to carry out such purposes. Any determination of the purposes of the Trust made by the Trustees in good faith shall be conclusive. In construing the provisions of the Declaration, the presumption shall be in favor of the grant of powers to the Trustees.

     Subject to the limitations contained in Article 1 hereof, the Trustees' powers shall include the following:

     (1) To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust, or otherwise, and to mortgage, sell, acquire on lease, hold, manage, improve, lease to others (including leases for the exploration for and removal of oil, gas, hydrocarbon substances and minerals; and without limitation as to the term of such lease, which may extend beyond the termination of the Trust), option, exchange for real or personal property, release, and partition interests in personal property and real estate interests of every nature, including freehold, leasehold, mortgage, ground rent, and other interests therein, and to erect, construct, alter, repair, demolish, or otherwise change buildings and structures of every nature.

     (2) To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust, or otherwise, option, sell, and exchange stocks, bonds, notes, certificates of indebtedness, and securities of every nature.

     (3) To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust, or otherwise, mortgage, sell, acquire on lease, hold, manage, improve, lease to others, option, and exchange personal property of every nature.

     (4) To hold title to the property of the Trust as is provided in Article 4, Section 6, hereof.

     (5) To borrow money for the purposes of the Trust and to give notes, debentures, including debentures convertible into Shares, bonds, and other negotiable or nonnegotiable instruments of the Trust therefor; to enter into other obligations on behalf of and for the purposes of the Trust; and to mortgage or pledge or cause to be mortgaged or pledged real and personal property of the Trust to secure such notes, debentures, bonds, instruments, or other obligations; and to subordinate the interests of the Trust in real and personal property, or interests therein to such other persons and on such conditions as is deemed desirable.

     (6) To lend money oil behalf of the Trust and to invest the funds of the Trust.

     (7)  To create reserve funds for such purposes as they deem advisable.

     (8) To deposit funds of the Trust in banks and other depositories without regard to whether such accounts will draw interest.

     (9) To pay taxes and assessments imposed upon or chargeable against the Trust or the Trustees by virtue of or arising out of the existence, property, business, or activities of the Trust.

     (10) To purchase, issue, sell, or exchange Shares of the Trust as provided in Article 2 hereof. The good faith determination of the value of the consideration received by the Trust shall be within the absolute discretion of the Trustees.

     (11) To adopt and, from time to time, amend Trustees' Regulations which may include but shall not be limited to provisions relating to the time, place, and notice of meetings of the Trustees and of the Shareholders; record dates and other matters relating to voting and the use of proxies; designation, appointment and compensation of representatives and agents and their number, duties, powers, authorities, and qualifications; the conditions for replacing lost, mutilated, or stolen Shares; and the procedure for amendment of the Trustees' Regulations.

     (12) To exercise with respect to property of the Trust all options, privileges and rights, whether to vote, assent, subscribe, or convert, or of any other nature; to grant proxies; and to participate in and accept securities issued under any voting trust agreement.

     (13) To participate in any reorganization, readjustment, consolidation, merger, dissolution, sale or purchase of assets, lease, or similar proceedings of any corporation, partnership or other organization in which the Trust shall have an interest and in connection therewith to delegate discretionary powers to any reorganization, protective, or similar committee and to pay assessments and other expenses in connection therewith.

     (14) To engage or employ agents, representatives, and employees of any nature, or independent contractors, including, without limiting the generality of the foregoing, Transfer Agents for the transfer of Shares in the Trust, Registrars, underwriters for the sale of Shares in the Trust, independent certified public accountants, attorneys at law, appraisers, and real estate agents and brokers; and to delegate to one or more Trustees, agents, representatives, employees, independent contractors, or other persons such powers and duties as the Trustees deem appropriate. The same persons may be employed in multiple capacities and may receive compensation from the Trust in as many capacities as they may be engaged or employed by the Trust, and if Trustees serve in such capacities they may receive compensation in addition to that provided in Article 4, Section 1 hereof.

     (15) To determine conclusively the allocation between capital and income of the receipts, holdings, expenses, and disbursements of the Trust, regardless of the allocation which might be considered appropriate in the absence of this provision.

     (16) To determine conclusively the value from time to time and to revalue the real estate, securities, and other property of the Trust, in accordance with such appraisals or other information as they deem satisfactory.

     (17) To compromise or settle claims, questions, disputes, and controversies by, against, or affecting the Trust.

     (18) To solicit proxies of the Shareholders.

     (19) To adopt a fiscal year for the Trust and to change such fiscal year.

     (20) To adopt and use a seal.

     (21) To merge or consolidate or otherwise amalgamate the Trust or any successor thereto with or into any other trust or corporation engaged or to be engaged in business activities, substantially similar to those engaged in by the Trust, subject to the provisions of Article 3, Section 2(6).

     (22) To deal with the Trust property in every way, including the entering into joint ventures, partnerships, and any other combinations or associations, that it would be lawful for an individual to deal with the same, whether similar to or different from the ways herein and hereinabove specified.

     SECTION 9. TRUSTEES' RIGHT TO OWN SHARES IN TRUST. A Trustee may acquire, hold, and dispose of Shares in the Trust for his individual account and may exercise all rights of a Shareholder to the same extent and in the same manner as if he were not a Trustee. After the commencement of any public offering of the Shares of the Trust, the Trustees may purchase Shares only at the current offering price then prevailing in connection with such public offering, less all or any part of the selling or other commission as may be agreed with the Distributor.

     SECTION 10. TRANSACTIONS WITH AFFILIATES. The Trust shall not engage in transactions with any Trustee, director, officer, or any person affiliated with such person, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Trustees not affiliated with the person who is party to the transaction and:

     (a) The transaction is fair and reasonable to the Trust and its Shareholders.

     (b) The terms of such transaction are at least as favorable as the terms of any comparable transactions made on an arms length basis and known to the Trustees.

     (c) The total consideration is not in excess of the appraised value of the property being acquired, if an acquisition is involved.

     (d) Payments to the investment advisor, its affiliates and the Trustees for services rendered in a capacity other than that of investment advisor or Trustees may only be made upon a determination that:

          (1) The compensation is not in excess of their compensation paid for any comparable services; and

          (2) The compensation is not greater than the charges for comparable services available from others who are competent and not affiliated with any of the parties involved.

     SECTION 11. NONLIABILITY OF TRUSTEES. No Trustee shall be liable individually for any act or omission of any other Trustee or agent or representative of the Trust, or for negligence, error in judgment, or any act or omission except his own wilful misfeasance, bad faith, or gross negligence in the conduct of his duties.

     Every act or thing done or omitted, and every power exercised or obligation incurred by the Trustees or any of them in the administration of the Trust or in connection with any business or property of the Trust whether ostensibly in their own names or in their trust capacity, shall be deemed done, omitted, exercised, or incurred by them as Trustees and not as individuals; and upon any debt, claim, demand, judgment, decree, or obligation of any nature whatsoever against or incurred by the Trustees in their capacities as such, whether founded upon contract, tort or otherwise, resort shall be had solely to the property of the Trust.

     Nothing contained in the Declaration shall protect a Trustee or agent or representative of the Trust against liability to the Trust or to the Shareholders for wilful misfeasance, gross negligence or bad faith in the conduct of his duties.

     SECTION 12. INDEMNIFICATION OF TRUSTEES. The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute wilful misfeasance, bad faith, or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of wilful misfeasance, bad faith, or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein; provided, that no Trustee may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the property of the Trust and no Shareholder shall be personally liable with respect to any claim of a Trustee for indemnity or reimbursement. Notwithstanding any of the provisions hereof, however, no Trustee shall be indemnified for any liability which he personally may have under the provisions of the Securities Act of 1933.

     SECTION 13. PERSONS DEALING WITH TRUSTEES. Any act of the Trustees purporting to be done in their capacity as such, or by agents or representatives of the Trustees under authority from the Trustees shall, as to other persons dealing with such Trustees, agents, or representatives be conclusively deemed to be within the purposes of the Trust and within the powers of the Trustees. No person dealing with the Trustees or any of them, or with their authorized agents or representatives, shall be bound to see to the application of any funds or property passing into their hands or control.

     The receipt of the Trustees or any of them, or of their authorized agents or representatives, for monies or other consideration paid or delivered to any of them shall be effectual discharges to persons paying or delivering the same.

     SECTION 14. ADMINISTRATIVE POWERS OF TRUSTEES. The Trustees shall have power to pay from the assets of the Trust the expenses of organization and administration of the Trust, including all legal and other expenses in connection with the preparation and carrying out of the plan for the formation of the Trust, the acquisition of properties thereunder and the issuance of Shares thereunder; and to employ such officers, experts, counsel, managers, salesmen, agents, workmen, clerks and other persons as they think best, and fix their compensation and define their duties. Any Trustee may be so employed, and if so employed may receive special or additional compensation therefor.


                                    ARTICLE 5

                            DURATION AND TERMINATION
                                    OF TRUST

     SECTION 1. TERMINATION OF TRUST. The Trust shall, unless sooner terminated as provided hereinafter, continue in existence until such time as all of its assets have been liquidated and distributed to the Shareholders. The Trust may be terminated at any time by the Trustees (subject to the requirements of Article 3, Section 2(6) hereof) or, if the Trustees have not so terminated the Trust, a vote or written consent of the holders of a majority of the issued and outstanding Shares.

In the event that it shall be finally determined by a court of competent jurisdiction in any state in which the Trust shall own property that the holding of such property is or shall be in contravention of a law, whether statutory or otherwise, similar to the common law "rule against perpetuity", then with respect to property affected thereby, unless this Trust shall be earlier terminated as provided in this Section 1 of this Article 5, it shall continue only until the expiration of 21 years after the death of the last survivor of the following named persons:

                              Austin G. Anderson
                              William Borsari
                              Roger P. Kuppinger
                              Jay W. Pauly
                              Gregory M. Simon
                              R. Randall Woods

     In connection with any termination of the Trust, the Trustees, upon receipt of such releases or indemnity as they deem necessary for their protection may:

     (1) Sell and convert into cash the property of the Trust and distribute the net proceeds among the Shareholders ratably; or

     (2) Convey the property of the Trust to one or more persons, entities, trusts, or corporations for consideration consisting in whole or in part of cash, shares of stock, or other property of any kind, and distribute the net proceeds among the Shareholders ratably, at valuations fixed by the Trustees, in cash or in kind, or partly in cash and partly in kind; provided that the proposal to proceed as described in this clause (2) shall have been set forth in the written approval of the Shareholders holding a majority of the Shares issued and outstanding.

     Upon termination of the Trust and distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the right, title, and interest of all Shareholders shall cease and be cancelled and discharged.

     SECTION 2. ORGANIZATION AS A CORPORATION. Whenever the Trustees deem it for the best interests of the Shareholders that the Trust be organized as a corporation and such action shall have been approved as in Article 3, Section 2(5) provided, the Trustees shall have full power to organize such corporation, under the laws of such State as they may consider appropriate, in the place and stead of the Trust without procuring-the further consent of any of the Shareholders, in which event the capital stock of such corporation shall be and remain the same as fixed under this Agreement and Declaration and the Shareholders shall receive and accept stock in such corporation on the same basis as they hold Shares in the Trust.


                                    ARTICLE 6

                                   AMENDMENTS

     SECTION 1. WHEN NO SHARES ARE OUTSTANDING. At any time when no shares in the Trust are outstanding, the Trustees may amend any provision of the Declaration. A certificate signed by a majority of the Trustees, setting forth such amendment and reciting that it was duly adopted by the Trustees, shall be lodged among the records of the Trust and shall be conclusive evidence of such amendment.

     SECTION 2. WHEN SHARES ARE OUTSTANDING. As provided by Section 8-501 of the Maryland Corporations and Associations Code, at any time when Shares in the Trust are outstanding, the Declaration may be amended by the Trustees then in office only with the vote or written consent of Shareholders owning a majority of the issued and outstanding Shares. The vote or written consent of Shareholders owning two-thirds (2/3) of the issued and outstanding Shares, however, shall be required for any amendment reducing the amount payable to Shareholders, upon liquidation or diminishing or eliminating Shareholder's voting rights. A certificate signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted shall be lodged among the records of the Trust and recorded or filed in each public office or registry in which the Declaration shall be recorded or filed and shall be conclusive evidence of such amendment, and any restatement of any provision of the Declaration purported to be contained therein.


                                    ARTICLE 7

                                  MISCELLANEOUS

     SECTION 1. APPLICABLE LAW. The laws of the State of Maryland shall govern the construction, validity, and effect of the Declaration and the administration of the Trust hereby created.

     SECTION 2. HEADINGS FOR REFERENCE ONLY. Headings preceding the text, articles, and sections hereof have been inserted solely for convenience and reference, and shall not be construed to affect the meaning, construction, or effect of the Declaration.

     SECTION 3. NAMES AND ADDRESSEES OF TRUSTEES. The names and addresses of each Trustee are set forth on Exhibit A attached hereto and incorporated herein by this reference.

     SECTION 4. NAME AND ADDRESS OF RESIDENT AGENT. The name and address of the resident agent is as follows:

          Dianne F. Heckert, Director of Operations
          c/o CorpAssist
          Suite 9E
          11 East Chase Street
          Baltimore, Maryland  21202.

     IN WITNESS WHEREOF this Declaration of Trust is being executed by the Trustees on October ___, 1995.


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                                                                        TRUSTEES

                       EXHIBIT A TO DECLARATION OF TRUST

                                BOARD OF TRUSTEES



Austin G. Anderson    328 17th Street
                      Manhattan Beach, CA  90266

William Borsari       2859 Ocean Front Walk
                      San Diego, CA  92109

Roger P. Kuppinger    A67 Surfside Avenue
                      Surfside, CA  90743

Jay W. Pauly          709 33rd Street
                      Manhattan Beach, CA  90266

Gregory M. Simon      3623 Roblar Avenue
                      Santa Ynez, CA  95608

R. Randall Woods      270 Glen Summer Road
                      Pasadena, CA  91105